Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:	Nancy Carr, 818-755-2643
June 14, 2010		ncarr@hallmarkchannel.com

Amanda Feuerman, 818-755-2512
afeuerman@hallmarkchannel.com

JOAN GUNDLACH JOINS HALLMARK CHANNELS AS

EXECUTIVE VICE PRESIDENT, DISTRIBUTION

Joan Gundlach has been appointed to Executive Vice President, Distribution, for Hallmark Channels (Hallmark Channel and Hallmark Movie Channel), which is owned and operated by Crown Media Holdings, Inc. The announcement was made today by Bill Abbott, President and Chief Executive Officer, to whom Gundlach reports. She will be based in the Chicago office.

In her new position, Gundlach will manage a team that will execute new and existing distribution agreements for Hallmark Channel and Hallmark Movie Channel that contribute strategically to the long-term growth of the company.  Gundlach will also optimize digital product opportunities to increase distribution and revenue.

“Joan is a veteran of the cable industry and a major addition to our senior management team,” Abbott said. “She is one of the industry’s most experienced and respected distribution executives. Coming on the heels of the addition of Laura Sillars as SVP of Lifestyle Programming, I am confident that we are assembling a management team of A Players to implement the strategic vision we have in place to grow our brand.”

Gundlach said, “It is a privilege to be associated with the Hallmark brand and the quality that it represents.  I am tremendously enthusiastic about having the opportunity to participate in the growth of Hallmark Channels and in the execution of the company’s vision for its future.”

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Gundlach spent 18 years at A&E Television Networks, most recently as Senior Vice President, Distribution. In that role, she was responsible for the revenue growth of 12 cable networks across the U.S. and Canada. In addition to calling on major MSOs to secure distribution for A&E’s networks, Gundlach worked with the networks’ distributors to create multimedia marketing initiatives to drive viewership and brand awareness.

Previously at A&E, Gundlach served as Vice President, Affiliate Sales Central/Western Regions, responsible for subscriber and revenue growth of five networks in 25 states.

Before joining A&E in 1991, Gundlach was General Manager for Continental Cablevision in Chicago, with full P&L responsibility for the cable system. She also served as Program Director for American Cablesystems and ATC (Time, Inc.), and as an engineer at WBAY-TV (CBS) in Green Bay, Wis.

Gundlach has held many positions with Women in Cable and Telecommunications (WICT), including National Board Secretary, Treasurer, Chapter Development Chair, Co-Chair of the National Leadership Conference; and Chicago Chapter President. In 2005, she was honored with the Breaking the Mold award from WICT’s Chicago chapter.  She is also an alumnus of the Betsy Magness Leadership Institute (BMLI).

Gundlach earned an MBA from the Loyola University of Chicago, and a bachelor’s degree in radio/TV/film from the University of Wisconsin Oshkosh.

Hallmark Channel, owned and operated by Crown Media Holdings, Inc., is a 24-hour basic cable network that provides a diverse slate of high-quality entertainment programming available in high definition (HD) and standard definition (SD) to a national audience of 90 million subscribers.  The top tier program service is distributed through more than 5,450 cable systems and communities as well as direct-to-home satellite services across the country.  Hallmark Channel is the nation’s leading network in providing quality family programming with an ambitious slate of original TV movies, general entertainment and home and lifestyle content.  Hallmark Channel’s sibling network is Hallmark Movie Channel, also available in HD and SD, which focuses on the greatest family movies of all time.

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